SIGNET REPORTS FOURTH QUARTER AND FISCAL 2014 RESULTS QUARTERLY SAME STORE SALES INCREASE 4.3% QUARTERLY DIVIDEND INCREASED BY 20%

HAMILTON, Bermuda, March 27, 2014 – Signet Jewelers Limited (“Signet”) (NYSE and LSE: SIG), the largest specialty retail jeweler in the US and the UK, today announced its results for the 13 weeks (“fourth quarter Fiscal 2014”) and the 52 weeks (“Fiscal 2014”) ended February 1, 2014.

Highlights:		Fourth Quarter Fiscal 2014		Fiscal 2014
·	Same store sales	up	4.3%	up	4.4%
·	Operating income	$270.6 million, up	1.1%	$570.5 million, up	1.8%
·	Diluted earnings per share (“EPS”)	$2.18, up 2.8%		$4.56, up 4.8%

The Board declared an increased quarterly dividend of $0.18 per share, up 20%, payable on May 28, 2014 to shareholders of record on May 2, 2014.

Mike Barnes, Chief Executive Officer, commented: “Signet performed well during the year delivering a 4.4% increase in same store sales and a 4.8% increase in EPS. I would like to thank all Signet associates for their contribution to these results. In addition, and importantly, in February we negotiated and executed an agreement to acquire the Zale Corporation which will transform the combined companies after the transaction is closed. The Zale team has done a great job turning its business around, and we are excited about the opportunities of helping to take Zale to the next level.”

Our strong performance continues to reflect the success of our growth initiatives. Creating an outstanding customer experience, delivering compelling merchandise, heightening awareness through our continued advertising investment in support of our store concepts and merchandise brands, and offering customer finance programs in the US all work together to support our customers’ jewelry purchases and drive sales.

We are pleased with our progress in the current quarter-to-date and expect to achieve our goals for the first quarter. Our priorities remain focused on delivering an outstanding experience to all our customers. We will continue to execute on our multi-channel growth initiatives and expand our store base. Our increase in the quarterly dividend demonstrates our belief in the strength of the business and our commitment to increase value for our shareholders. We remain confident in achieving our Fiscal 2015 goals and making significant progress toward our long-term objectives, including those related to the acquisition and successful integration of Zale Corporation. We have engaged the services of McKinsey and Company to work alongside our internal teams to ensure an effective integration. As we complete the transaction and put in place our new capital structure, we expect to utilize approximately $600 million of receivables securitization and $800 million of other debt financing. We expect this capital structure will be cost effective from both an interest expense and tax perspective.

2015 Guidance:

·	First quarter same store sales are expected to increase in the 3% to 4% range.

·	First quarter EPS prior to acquisition costs are expected to be in the range of $1.24 to $1.28, with acquisition costs impacting EPS by $(0.10) to $(0.08), resulting in total first quarter EPS in the range of $1.14 to $1.20, based on an estimated 80.3 million weighted average common shares outstanding. The recently announced acquisition of Zale Corporation (“Zale”) will result in the realization of incremental expenses prior to the close of the transaction, as the final close date is dependent upon Zale stockholder and regulatory approval and the satisfaction of closing conditions. These expenses will primarily be transaction-related costs, i.e.: legal, tax, banking and consulting expenses, which are expensed as incurred, and financing fees, i.e.: bridge financing fees incurred prior to establishment of the new capital structure.

·	Full year capital expenditures for Signet are expected to be in the range of $180 million to $200 million, and include costs related to: (i) the opening of 75 to 85 new Kay and Jared stores, (ii) store remodels, and (iii) digital and information technology infrastructure.

Fourth Quarter Fiscal 2014 Sales Highlights:

Total sales were $1,564.0 million, up $50.7 million or 3.4%, compared to $1,513.3 million in the 14 weeks ended February 2, 2013 (“fourth quarter Fiscal 2013” or “prior year fourth quarter”). Same store sales increased 4.3% compared to an increase of 3.5% in the fourth quarter Fiscal 2013. eCommerce sales were $79.0 million compared to $63.9 million in the fourth quarter Fiscal 2013, up $15.1 million or 23.6%.

·	In the US division, total sales were $1,288.0 million (fourth quarter Fiscal 2013: $1,244.9 million), up $43.1 million or 3.5%. Same store sales increased 4.0% compared to an increase of 4.9% in the fourth quarter Fiscal 2013. Sales increases were driven by a variety of merchandise categories. By category, bridal, colored diamonds, fashion jewelry, beads and watches all performed well. The number of merchandise transactions increased in both Kay and Jared. Average merchandise transaction value increased in Kay primarily due to higher sales in branded merchandise. Average merchandise transaction value declined in Jared driven primarily by sales mix primarily due to higher bead sales. eCommerce sales in the US were $61.9 million compared to $51.0 million in fourth quarter Fiscal 2013, up $10.9 million or 21.4%.

·	In the UK division, total sales were $272.2 million (fourth quarter Fiscal 2013: $268.4 million), up $3.8 million or 1.4%. Same store sales increased 5.7% compared to a decrease of 1.9% in the fourth quarter Fiscal 2013. UK sales performance in the fourth quarter was primarily driven by growth in bridal and fashion diamond jewelry, fashion and prestige watches, exclusive of Rolex, which is being offered in fewer stores in Fiscal 2014. Average merchandise transaction value was consistent with the prior year comparable period in H.Samuel and declined slightly in Ernest Jones primarily due to sales mix. The number of merchandise transactions increased in Ernest Jones due primarily to increased focus on the bridal business and sales mix in watches and decreased in H.Samuel primarily due to the continued store closing program. eCommerce sales in the UK were $17.1 million compared to $12.9 million in fourth quarter Fiscal 2013, up $4.2 million or 32.6%.

			Change from previous year
				Total sales
Fourth Quarter	Same	Non-same	Impact	at constant	Exchange	Total
Fiscal 2014	store	store sales,	of 14 th	exchange	translation	sales as	Total sales
	sales¹’²	net²’³	week²	rate	impact	reported	(in millions)

Kay	4.9%	3.3%	(3.6)%	4.6%	—	4.6%	$805.9
Jared	4.1%	6.9%	(4.5)%	6.5%	—	6.5%	$382.7
Regional brands	(3.1)%	(7.8)%	(2.6)%	(13.5)%	—	(13.5)%	$99.4

US	4.0%	3.2%	(3.7)%	3.5%	—	3.5%	$1,288.0

Other	—	NM	—	NM	—	NM	$3.8

H.Samuel	3.6%	(2.7)%	(4.6)%	(3.7)%	2.0%	(1.7)%	$151.5
Ernest Jones	8.5%	1.1%	(5.9)%	3.7%	1.9%	5.6%	$120.7

UK	5.7%	(1.1)%	(5.1)%	(0.5)%	1.9%	1.4%	$272.2

Signet	4.3%	2.7%	(4.0)%	3.0%	0.4%	3.4%	$1,564.0

1.	Based only on stores operated for 12 months.

2.	The 53rd week in Fiscal 2013 resulted in a shift in Fiscal 2014, as the fiscal year began a week later than the previous fiscal year. As such, same store sales are calculated by aligning the weeks of the quarter to the same weeks in the prior year. Total reported sales are calculated based on the reported fiscal periods.

3.	Includes all sales from stores not open or owned for 12 months.

4.	Non-GAAP measure.

5.	Includes 65 Ultra stores converted to the Kay brand in Fiscal 2014.

6.	Includes the remaining 30 Ultra stores not converted to the Kay brand in 2014.

7.	Includes sales from Signet’s diamond sourcing initiative. NM – not meaningful as Fiscal 2014 is the first year of sales.

8.	Includes stores selling under the Leslie Davis nameplate.

Fourth Quarter Fiscal 2014 Selected Financial Highlights:

Consolidated gross margin was $648.8 million or 41.5% of sales compared to $637.1 million or 42.1% of sales in the fourth quarter Fiscal 2013.

·	Gross margin dollars in the US increased by $9.1 million compared to fourth quarter Fiscal 2013, reflecting higher sales partially offset by a gross margin rate decrease of 70 basis points. The lower gross margin rate primarily reflects the net impact of gold hedge losses associated with the decline in gold prices earlier this year, fourth quarter promotional programs and year-end inventory adjustments, partially offset by favorable pricing. The US net bad debt expense to US sales ratio was 3.5% compared to 3.3% in the prior year fourth quarter.

·	In the UK, gross margin dollars increased $3.4 million compared to fourth quarter Fiscal 2013, primarily reflecting the impact of higher sales and a gross margin rate improvement of 70 basis points. The increase in the gross margin rate was primarily a result of store occupancy savings associated with store closures, lower store impairment charges and foreign currency movements partially offset by planned promotional activities in the key holiday gift giving period.

Selling, general and administrative expenses (“SGA”) were $425.8 million (fourth quarter Fiscal 2013: $410.9 million), up $14.9 million or 3.6%. As a percentage of sales, SGA increased by 10 basis points to 27.2%. In the US, SGA expenses were higher primarily due to increased advertising spend. The overall SGA expense in the UK was relatively consistent with the prior year as savings were redeployed to advertising and store support.

Other operating income was $47.6 million (fourth quarter Fiscal 2013: $41.5 million), up $6.1 million or 14.7%. This increase was primarily due to higher interest income earned from higher outstanding receivable balances.

Operating income was $270.6 million (fourth quarter Fiscal 2013: $267.7 million), up $2.9 million or 1.1%. Operating margin declined 40 basis points to 17.3%.

·	The US division’s operating income was $227.9 million (fourth quarter Fiscal 2013: $227.5 million), up $0.4 million or 0.2%. Operating margin for the US division was 17.7% (fourth quarter Fiscal 2013: 18.3%).

·	The UK division’s operating income was $51.7 million (fourth quarter Fiscal 2013: $48.8 million), an improvement of $2.9 million. Operating margin for the UK division increased by 80 basis points to 19.0% (fourth quarter Fiscal 2013: 18.2%).

Income tax expense was $94.2 million (fourth quarter Fiscal 2013: $94.8 million), an effective tax rate of 35.0% (fourth quarter Fiscal 2013: 35.6%).

Net income was $175.2 million, or $2.18 per diluted share (fourth quarter Fiscal 2013: $171.8 million, or $2.12 per diluted share), up $3.4 million or 2.0%. The weighted average diluted number of common shares outstanding was 80.3 million compared to 81.2 million in the fourth quarter Fiscal 2013.

Fiscal 2014 Sales Highlights:

Total sales were $4,209.2 million, up $225.8 million or 5.7% compared to $3,983.4 million in the 53 weeks ended February 2, 2013 (“Fiscal 2013” or “prior year”). Same store sales increased 4.4% compared to an increase of 3.3% in Fiscal 2013. eCommerce sales were $164.1 million compared to $129.8 million in Fiscal 2013, up $34.3 million or 26.4%.

·	In the US division, total sales were $3,517.6 million (Fiscal 2013: $3,273.9 million), up $243.7 million or 7.4%. Same store sales increased 5.2% compared to an increase of 4.0% in Fiscal 2013. Sales increases in the US for Fiscal 2014 were driven by a variety of merchandise categories in both Kay and Jared, as well as the inclusion of Ultra for a full year, which added an additional $91.3 million of sales. The number of merchandise transactions increased in both Kay and Jared while the average merchandise transaction value increased in Kay and declined slightly in Jared primarily due to changes in sales mix. Branded differentiated and exclusive merchandise increased its participation by 370 basis points to 31.1% of the US division’s merchandise sales. This was primarily driven by higher sales of Artistry Diamonds ® , Jared Vivid ® Diamonds, Le Vian ® , Neil Lane Bridal ® and Neil Lane Designs ® , Tolkowsky ® Diamond and Shades of

Wonder ® . By category, bridal, colored diamonds, fashion jewelry, beads and watches all performed well. eCommerce sales in the US were $129.0 million compared to $101.4 million in Fiscal 2013, up $27.6 million or 27.2%.

·	In the UK division, total sales were $685.6 million (Fiscal 2013: $709.5 million), down $23.9 million or 3.4%. Same store sales increased 1.0% compared to an increase of 0.3% in Fiscal 2013. Sales performance in the UK was primarily driven by an increase in same store sales performance of the business in the fourth quarter. The UK experienced sales growth primarily in bridal and fashion diamond jewelry, fashion watches, as well as prestige watches, exclusive of Rolex, which is being offered in fewer stores in Fiscal 2014. Average merchandise transaction value was consistent with the prior year comparable period in H.Samuel and declined slightly in Ernest Jones primarily due to sales mix. The number of merchandise transactions increased in Ernest Jones due primarily to increased focus on the bridal business and sales mix in watches and decreased in H.Samuel primarily due to the continued store closing program. eCommerce sales in the UK were $35.1 million compared to $28.4 million in Fiscal 2013, up $6.7 million or 23.6%.

			Change from previous year
				Total sales
	Same	Non-same	Impact	at constant	Exchange	Total
Fiscal 2014	store	store sales,	of 53 rd	exchange	translation	sales as	Total sales
	sales¹’²	net²’³	week²	rate	impact	reported	(in millions)

Kay	6.5%	4.0%	(1.5)%	9.0%	—	9.0%	$2,157.8
Jared	4.7%	3.0%	(1.6)%	6.1%	—	6.1%	$1,064.7
Regional brands	(2.4)%	4.7%	(1.1)%	1.2%	—	1.2%	$295.1

US	5.2%	3.7%	(1.5)%	7.4%	—	7.4%	$3,517.6

Other	—	NM	—	NM	—	NM	$6.0

H.Samuel	(0.3)%	(2.1)%	(1.8)%	(4.2)%	(0.5)%	(4.7)%	$368.9
Ernest Jones	2.6%	(1.7)%	(2.0)%	(1.1)%	(0.7)%	(1.8)%	$316.7

UK	1.0%	(1.9)%	(1.9)%	(2.8)%	(0.6)%	(3.4)%	$685.6

Signet	4.4%	2.9%	(1.5)%	5.8%	(0.1)%	5.7%	$4,209.2

1.	Based only on stores operated for 12 months.

2.	The 53rd week in Fiscal 2013 resulted in a shift in Fiscal 2014, as the fiscal year began a week later than the previous fiscal year. As such, same store sales are calculated by aligning the weeks of the year to the same weeks in the prior year.

Total reported sales are calculated based on the reported fiscal periods.

3.	Includes all sales from stores not open or owned for 12 months.

4.	Non-GAAP measure.

5.	Includes 65 Ultra stores converted to the Kay brand in Fiscal 2014.

6.	Includes the remaining 30 Ultra stores not converted to the Kay brand in 2014.

7.	Includes sales from Signet’s diamond sourcing initiative. NM – not meaningful as Fiscal 2014 is the first year of sales.

8.	Includes stores selling under the Leslie Davis nameplate.

Fiscal 2014 Selected Financial Highlights:

Consolidated gross margin was $1,580.5 million or 37.5% of sales compared to $1,537.4 million or 38.6% of sales in the Fiscal 2013. The inclusion of the results of Ultra starting with the fourth quarter of Fiscal 2013 decreased both the consolidated and US gross margin rate by 50 basis points. The Ultra gross margin is lower than the core US business due to lower Ultra store productivity and the impact of the Ultra integration.

·	Gross margin dollars in the US increased by $50.0 million compared to Fiscal 2013, reflecting increased sales offset by a gross margin rate decline of 140 basis points, 50 basis points of which were attributed to Ultra. The remainder of the decrease was primarily attributed to the net impact of gold hedge losses associated with the decline in gold prices earlier this year and year-end inventory adjustments. In addition, lower gold spot prices reduced the recovery on trade-ins and inventory, store occupancy deleveraged by approximately 30 basis points primarily due to the inclusion of Ultra and an increase in the US net bad debt expense reduced gross margin by 20 basis points as the US net bad debt to US sales ratio was 3.9% compared to 3.7% in the prior year comparable period. The increase in this ratio was primarily due to growth in the outstanding receivable balance from increased credit penetration and change in credit program mix.

·	In the UK, gross margin dollars decreased $5.4 million compared to Fiscal 2013, reflecting lower sales partially offset by a gross margin rate increase of 30 basis points. The increase in the gross margin rate was primarily a result of store occupancy savings associated with store closures and lower store impairment charges partially offset by planned promotional activity.

Selling, general and administrative expenses (“SGA”) were $1,196.7 million (Fiscal 2013: $1,138.3 million), up $58.4 million or 5.1%. As a percentage of sales, SGA decreased by 20 basis points to 28.4%. The inclusion of the results for Ultra increased SGA by $32.6 million, which included $8.2 million related to one-time and integration costs and increased the consolidated SGA and the US SGA rate by 20 basis points. In the US excluding the Ultra impact, expenses as a percentage of sales were favorable 10 basis points as spending remained well-controlled. In addition, expense declines totaling $13.1 million in the UK and Corporate, reflecting the impact of cost reductions and currency fluctuations, favorably impacted SGA.

Other operating income, net was $186.7 million (Fiscal 2013: $161.4 million), up $25.3 million or 15.7%. This increase was primarily due to higher interest income earned from higher outstanding receivable balances. Operating income was $570.5 million (Fiscal 2013: $560.5 million), up $10.0 million or 1.8%. Operating margin declined 60 basis points to 13.5%.

·	The US division’s operating income including Ultra was $553.2 million (Fiscal 2013: $547.8 million), up $5.4 million or 1.0%. Operating margin for the US division was 15.7% (Fiscal 2013: 16.7%). The inclusion of Ultra in the full year results reduced the US operating margin by 80 basis points primarily due to the integration and one-time costs associated with Ultra, as well as the lower gross margins and store productivity associated with Ultra compared to the core US business.

·	The UK division’s operating income was $42.4 million (Fiscal 2013: $40.0 million), an improvement of $2.4 million or 6.0%. Operating margin for the UK division increased by 60 basis points to 6.2% (Fiscal 2013: 5.6%).

Income tax expense was $198.5 million (Fiscal 2013: $197.0 million), an effective tax rate of 35.0% (Fiscal 2013: 35.4%) due primarily to a lower level of state income tax expense, as well as a slightly higher proportion of profits earned outside the US.

Net income was $368.0 million, or $4.56 per diluted share (Fiscal 2013: $359.9 million, or $4.35 per diluted share), up $8.1 million or 2.3%. The weighted average diluted number of common shares outstanding was 80.7 million compared to 82.8 million in Fiscal 2013.

Balance Sheet and Other Highlights at February 1, 2014:

Cash and cash equivalents were $247.6 million compared to $301.0 million as of February 2, 2013 due to higher earnings offset principally by share repurchases, dividends and store remodels.

Signet repurchased 1,557,673 shares in Fiscal 2014 at an average cost of $67.24 per share. As of February 1, 2014, $295.4 million remained available under Signet’s 2013 share repurchase authorization program.

Net accounts receivable were $1,374.0 million, up 14.0% compared to $1,205.3 million as of February 2, 2013. In the US the credit participation rate was 57.7% in Fiscal 2014 compared to 56.9% in Fiscal 2013, which was the primary reason for the increase in net accounts receivable.

Net inventories were $1,488.0 million, up 6.5% compared to $1,397.0 million as of February 2, 2013. The increase was primarily due to new store inventory of $40.0 million, investment in bridal of $20 million, diamond sourcing initiative inventory of $53.5 million, which was an increase of $17.4 million over prior year, and UK inventory primarily related to foreign currency of $14.0 million.

	Kay	Kay	Kay				US		Signet
Store Count	Mall	Off-mall	Total	Jared	Regionals	Ultra	Total	UK	Total

Feb 2, 2013	763	186	949	190	194	110	1,443	511	1,954
Openings	15	48	63	13	5	\	81	2	83
Conversions	1	64	65	\	30	(95)	\	\	\

Closures	(11)	(11)	(22)	\	(16)	(15)	(53)	(20)	(73)

Feb 1, 2014	768	287	1,055	203	213	\	1,471	493	1,964

Dividends:

Reflecting the Board's confidence in the strength of the business, the Company's ability to invest in growth initiatives, and the Board's commitment to building long-term shareholder value, a 20% increase in the quarterly cash dividend from $0.15 to $0.18 per Signet Common Share has been declared for the first quarter of Fiscal 2015 (first quarter Fiscal 2014: $0.15), payable on May 28, 2014 to shareholders of record on May 2, 2014, with an ex-dividend date of April 30, 2014.

Conference Call:

A conference call is scheduled today at 8:30 a.m. ET (12:30 p.m. GMT and 5:30 a.m. PT) and a simultaneous audio webcast and slide presentation are available at www.signetjewelers.com. The slides are available to be downloaded from the website ahead of the conference call. The call details are:

Dial-in:

+1 (847) 585 4405

Access code: 36590668

A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.

About Signet and Safe Harbor Statement

Signet Jewelers Limited is the largest specialty jewelry retailer in the US and UK. Signet's US division operates over 1,400 stores in all 50 states primarily under the name brands of Kay Jewelers and Jared The Galleria Of Jewelry. Signet's UK division operates approximately 500 stores primarily under the name brands of H.Samuel and Ernest Jones. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.jared.com, www.hsamuel.co.uk and www.ernestjones.co.uk. This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this release and include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, risks relating to Signet being a Bermuda corporation, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to consumer credit, seasonality of Signet’s business, financial market risks, deterioration in consumers’ financial condition, exchange rate fluctuations, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to Signet’s information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, the ability to complete the acquisition of Zale, the ability to obtain requisite regulatory approval without unacceptable conditions, the ability to obtain Zale stockholder approval, the potential impact of the announcement and consummation of the Zale acquisition on relationships, including with employees, suppliers, customers and competitors and any related impact on integration and anticipated synergies, the impact of stockholder litigation with respect to the Zale acquisition, and our ability to successfully integrate Zale’s operations and to realize synergies from the transaction.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially, see the “Risk Factors” section of Signet’s Fiscal 2014 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 27, 2014. Actual results may differ materially from those anticipated in such forward-looking statements. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Contacts:
Investors:	James Grant, VP Investor Relations, Signet Jewelers	+1	(330)	668-5412
Press:	Alecia Pulman, ICR, Inc.	+1	(203)	682-8224

Consolidated Income Statements

	13 weeks	14 weeks	52 weeks	53 weeks
	ended	ended	ended	ended
	February 1,	February 2,	February 1,	February 2,
(in millions, except per share amounts)	2014	2013	2014	2013

Sales	$1,564.0	$1,513.3	$4,209.2	$3,983.4
Cost of sales	(915.2)	(876.2)	(2,628.7)	(2,446.0)

Gross margin	648.8	637.1	1,580.5	1,537.4
Selling, general & administrative expenses	(425.8)	(410.9)	(1,196.7)	(1,138.3)
Other operating income, net	47.6	41.5	186.7	161.4

Operating income	270.6	267.7	570.5	560.5
Interest expense, net	(1.2)	(1.1)	(4.0)	(3.6)

Income before income taxes	269.4	266.6	566.5	556.9
Income taxes	(94.2)	(94.8)	(198.5)	(197.0)

Net income	$175.2	$171.8	$368.0	$359.9

Earnings per share – basic	$2.20	$2.13	$4.59	$4.37
– diluted	$2.18	$2.12	$4.56	$4.35

Weighted average common shares outstanding – basic	79.8	80.7	80.2	82.3
– diluted	80.3	81.2	80.7	82.8

(as a percent to sales)

	13 weeks	14 weeks	52 weeks	53 weeks
	ended	ended	ended	ended
	February 1,	February 2,	February 1,	February 2,
	2014	2013	2014	2013

Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	(58.5)	(57.9)	(62.5)	(61.4)

Gross margin	41.5	42.1	37.5	38.6
Selling, general & administrative expenses	(27.2)	(27.1)	(28.4)	(28.6)
Other operating income, net	3.0	2.7	4.4	4.1

Operating income	17.3	17.7	13.5	14.1
Interest expense, net	(0.1)	(0.1)	(0.1)	(0.1)

Income before income taxes	17.2	17.6	13.4	14.0
Income taxes	(6.0)	(6.3)	(4.7)	(5.0)

Net income	11.2	11.3	8.7	9.0

Consolidated Balance Sheets

	February 1,	February 2,
(in millions, except par value per share amount)	2014	2013

Assets

Current assets:
Cash and cash equivalents	$247.6	$301.0
Accounts receivable, net	1,374.0	1,205.3
Other receivables	51.5	42.1
Other current assets	87.0	85.6
Deferred tax assets	3.0	1.6
Income taxes	6.5	3.5
Inventories	1,488.0	1,397.0

Total current assets	3,257.6	3,036.1

Non-current assets:
Property, plant and equipment, net	487.6	430.4
Other assets	114.0	99.9
Deferred tax assets	113.7	104.1
Retirement benefit asset	56.3	48.5

Total assets	$4,029.2	$3,719.0

Liabilities and Shareholders’ equity

Current liabilities:
Loans and overdrafts	$19.3	$\
Accounts payable	162.9	155.9
Accrued expenses and other current liabilities	328.5	326.4
Deferred revenue	173.0	159.7
Deferred tax liabilities	113.1	129.6
Income taxes	103.9	100.3

Total current liabilities	900.7	871.9

Non-current liabilities:
Other liabilities	121.7	111.3
Deferred revenue	443.7	405.9

Total liabilities	1,466.1	1,389.1

Shareholders’ equity:
Common shares of $0.18 par value: authorized 500 shares, 80.2 shares
outstanding (2013: 81.4 shares outstanding)	15.7	15.7
Additional paid-in capital	258.8	246.3
Other reserves	235.2	235.2
Treasury shares at cost: 7.0 shares (2013: 5.8 shares)	(346.2)	(260.0)
Retained earnings	2,578.1	2,268.4
Accumulated other comprehensive loss	(178.5)	(175.7)

Total shareholders’ equity	2,563.1	2,329.9

Total liabilities and shareholders’ equity	$4,029.2	$3,719.0

Consolidated Statements of Cash Flows

	13 weeks	14 weeks	52 weeks	53 weeks
	ended	ended	ended	ended
	February 1,	February 2,	February 1,	February 2,
(in millions)	2014	2013	2014	2013

Cash flows from operating activities
Net income	$175.2	$171.8	$368.0	$359.9
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization of property, plant and equipment	30.8	29.0	110.2	99.4
Pension (benefit) expense	(0.2)	0.8	(0.5)	3.2
Share-based compensation	4.1	4.3	14.4	15.7
Deferred taxation	(20.1)	(1.7)	(20.4)	4.3
Excess tax benefit from exercise of share awards	(2.0)	(7.4)	(6.5)	(7.4)
Facility amendment fees amortization and charges	0.1	0.1	0.4	0.4
Other non-cash movements	(0.5)	0.3	(3.3)	(1.4)
Changes in operating assets and liabilities:
Increase in accounts receivable	(250.1)	(207.4)	(168.3)	(117.1)
Increase in other receivables and other assets	(4.1)	(1.0)	(21.6)	(1.3)
Increase in other current assets	(1.3)	(26.1)	(3.9)	(5.2)
Decrease (increase) in inventories	173.9	142.1	(98.4)	(65.7)
(Decrease) increase in accounts payable	(77.0)	(72.2)	3.2	(39.6)
Increase in accrued expenses and other liabilities	75.1	52.9	8.6	13.4
Increase in deferred revenue	43.9	42.7	50.8	40.6
Increase in income taxes payable	109.7	88.2	7.9	27.2
Pension plan contributions	(1.0)	(3.4)	(4.9)	(13.7)
Effect of exchange rate changes on currency swaps	0.9	(0.5)	(0.2)	—

Net cash provided by operating activities	257.4	212.5	235.5	312.7

Investing activities
Purchase of property, plant and equipment	(45.8)	(33.3)	(152.7)	(134.2)
Acquisition of Ultra Stores, Inc., net of cash received	\	(56.7)	1.4	(56.7)
Acquisition of diamond polishing factory	(9.1)	\	(9.1)	\

Net cash used in investing activities	(54.9)	(90.0)	(160.4)	(190.9)

Financing activities
Dividends paid	(12.0)	(9.8)	(46.0)	(38.4)
Proceeds from issuance of common shares	1.3	13.6	9.3	21.6
Excess tax benefit from exercise of share awards	(4.6)	7.4	6.5	7.4
Repurchase of common shares	2.0	—	(104.7)	(287.2)
Net settlement of equity based awards	(0.1)	(0.4)	(9.2)	(11.5)
(Repayment of) proceeds from short-term borrowings	(26.7)	—	19.3	—

Net cash provided by (used in) financing activities	(40.1)	10.8	(124.8)	(308.1)

Cash and cash equivalents at beginning of period	87.8	166.0	301.0	486.8
Increase (decrease) in cash and cash equivalents	162.4	133.3	(49.7)	(186.3)
Effect of exchange rate changes on cash and cash equivalents	(2.6)	1.7	(3.7)	0.5

Cash and cash equivalents at end of period	$247.6	$301.0	$247.6	$301.0